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                                                                   EXHIBIT 99.1




PARKER DRILLING COMPANY ANNOUNCES SALE OF 9 5/8% SENIOR NOTES DUE 2013

         HOUSTON - October 6, 2003 - Parker Drilling Company (NYSE: PKD) announced today that it has agreed to sell 9 5/8% senior notes due 2013 in a previously announced private offering resulting in gross proceeds of $175 million. The senior notes will bear interest at a rate of 9 5/8% per annum and will mature on October 1, 2013.

         The Company intends to use the net proceeds of the offering of the senior notes, together with a portion of the borrowings of $50 million under a previously announced proposed new senior secured credit facility, to fund a cash tender offer and consent solicitation for any and all of the $214.2 million outstanding principal amount of the Company's 9 3/4% senior notes due 2006. The Company intends to use the remaining borrowings under the new credit facility to redeem any of the 9 3/4% senior notes that remain outstanding after the completion of the tender offer.

         Parker Drilling is a leading worldwide provider of contract drilling and drilling related services. Parker Drilling also owns Quail Tools, a provider of premium industry rental tools. Parker Drilling employs 2,800 people worldwide.

         The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

         This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

         Cautionary Statement Regarding Forward-Looking Statements: This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are "forward-looking statements" for purposes of these provisions. These forward-looking statements include the Company's intention to consummate the sale of the senior notes, the Company's intention to enter into a new senior secured credit facility, the Company's intended use of proceeds of the sale of senior notes and the new credit facility and the anticipated terms of the credit facility. The closing of the sale of the senior notes is subject to the Company entering into the new senior secured credit facility and other customary conditions. There can be no assurance that the Company will complete the sale of the senior notes or enter into the new credit facility on the anticipated terms or at all. The Company's ability to complete the sale of the senior notes and to enter into the new credit facility will depend, among other things, on market conditions for debt securities in general and the Company's debt securities in particular. In addition, the Company's ability to complete the sale of the senior notes and to enter into the new credit facility and the Company's business are subject to the risks described in the Company's filings with the Securities and Exchange Commission. The Company's annual, quarterly and special reports are available over the Internet at the SEC's web site at http://www.sec.gov.